Exhibit 10.12

Severance and General Release Agreement

This Severance and General Release Agreement (“Agreement”) dated as of MARCH 3, 2025, sets forth the agreement by and between DOUGLAS SMITH (the “Employee”) and IBAT, USA, Inc. (the “Company”), a wholly owned subsidiary of International Battery Metals Ltd. concerning the termination of the Employee’s employment with the Company. Unless otherwise indicated, capitalized terms used but not defined herein will have the meaning as indicated in the Employment Agreement, dated as of December 11, 2023, a copy of which is attached as Exhibit A.

Termination of Employment: Employee’s employment is terminated effective MARCH 3, 2025 (the “Termination Date”) whereas all benefits and privileges of employment cease, except as set forth herein. For good and valuable consideration herein, Company and Employee (the “Parties”) agree as follows:

1.	Termination Benefits: Company will pay Employee a total payment of $157,500 (one hundred fifty-seven thousand five hundred dollars) severance (the “Severance Amount”). The Severance Amount, less taxes or other withholdings required by law, will be paid out as per the Company’s regular payday schedule for a period of six (6) months following eight days after the Employee has signed this Agreement and returned it to the Company, provided Employee does not revoke the Agreement as set forth below. Company will report the Severance Amount to the Internal Revenue Service, using the appropriate form, and will provide such form to the Employee.

If Employee currently has health benefits, then, as additional consideration, Company will continue Employee’s medical benefits for a period of six (6) months from the Termination Date, ending on September 3, 2025, after which time Employee will be eligible for the Group Administered Texas Nine (9) Month State Continuation of Insurance coverage. During this time, (until September 3, 2025), Employee will be responsible for Employee’s portion of the medical premiums at the same rate Employee paid during Employee’s employment with Company. Such premiums will be deducted from Employee’s Severance Amount. Company will be responsible for paying any Group Administered Texas Nine (9) Month State Continuation of Insurance premiums if Employee selects to participate in such continuation of coverage.

2.	General Releases:

a)	In exchange for and inconsideration of the Termination Benefits described in this Agreement, and as a condition of their receipt, Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns, irrevocably and unconditionally releases, waives and forever discharges the Released Parties (as defined below) from all claims, demands, actions, causes of action (including breach of contract), charges, complaints, liabilities, obligations, promises, sums of money, forms of compensation, agreements, representations, controversies, disputes, damages, suits, rights, sanctions, costs (including attorneys’ fees), losses, debts and expenses (collectively “Claims”) of any nature whatsoever, whether known or unknown, fixed or contingent, which Employee now has or ever had against any of the Released Parties, including but not limited to any Claims arising out of, concerning or related to Employee’s employment with and/or separation from the Company and/or its affiliates

Separation and General Release Agreement

b)	This General Release includes, without limitation, (i) law or equity claims; (ii) express or implied contract claims or tort claims; (iii) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation or any other form of discrimination, harassment, hostile work environment or retaliation (including, without limitation, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 S.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Texas Human Rights Act or the Texas Labor Code, or any other federal, state or local laws of any jurisdiction, if and to the extent applicable and as any of the foregoing may be amended from time to time; (iv) claims under any other federal, state, local, municipal or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment or anti-retaliation statute or ordinance; (v) claims arising under the Employee Retirement Income Security Act of 1974 (ERISA); or (vi) any other statutory or common law claims related to Employee’s employment with the Company and its affiliates and the termination thereof.

c)	Notwithstanding the foregoing, this Agreement specifically does not release any claim or cause of action by or on behalf of Employee (or her beneficiaries) with respect to Employee’s right to indemnification or to be held harmless pursuant to applicable corporate governance documents, director and officer indemnification agreements and/or applicable laws, or any claim for vested benefits pursuant to a tax-qualified retirement plan.

d)	The term “Released Parties” or “Released Party” as used herein shall mean and included: (i) the Company; (ii) the Company’s former, current and future parents, subsidiaries, affiliates and lenders; (iii) each predecessor, successor or affiliate of any entity listed in clauses (i) and (ii); (iv) each former, current and future officer, director, agent, representative, employee, owner, shareholder, partner, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator and fiduciary of any of the entities or persons listed in clauses (i) through (iii); and (v) any other person acting by, through, under or in concert with any of the persons or entities listed herein.

Separation and General Release Agreement

e)	Nothing in this Agreement shall be construed to prohibit Employee from responding to any inquiry, or otherwise communicating with, any federal state or local administrative or regulatory agency or authority, including, but not limited to the Canadian Stock Exchange, Securities and Exchange Commission, the Toronto Stock Exchange and Venture Exchange, the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board, if applicable to his employment, about this Agreement or its underlying facts and circumstances or filing a charge with or participating in an investigation conducted by any governmental agency or authority; however, this Agreement does prevent Employee, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the claims he has released in this Agreement. Pursuant to the OWBPA, Employee understands and acknowledges that by executing this Agreement and releasing all claims against each and all of the Released Parties, he has waived any and all rights or claims that he has against any Released Party under the ADEA, which includes, but is not limited to , any claim that any Released Party discriminated against Employee on account of his age. This Agreement, however, shall not affect Employee’s rights under the OWBPA to have a judicial determination of the validity of this Agreement and does not purport to limit any right Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the EEOC or other investigative agency. This Agreement does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

f)	Employee confirms that no claim, charge or complaint against any of the Released Parties has been brought by him before any federal, state or local court or administrative agency. Employee represents and warrants that, to Employee’s knowledge, he has no knowledge of any improper or illegal actions or omissions by any of the Released Parties. Employee further represents that, as of the date of his execution of this Agreement, he has not been the victim of any illegal or wrongful acts by any of the Released Parties, including, without limitation, discrimination, retaliation, harassment or any other wrongful act based on sex, age, or any other legally protected characteristic.

3.	Consideration Period: By signing this Agreement in the space below, Employee is confirming his acceptance of the terms and conditions set forth herein and is acknowledging the following:

a)	The obligations as set out in this Agreement represent a complete waiver and release of all claims that Employee has against the Released Parties. Accordingly, Employee understands his obligation to review this Agreement carefully before signing it.

Separation and General Release Agreement

b)	Employee understands that he can take up to twenty-one (21) days from receipt of this Agreement (the “Consideration Period”) to consider its meaning and effect and to determine whether or not he wishes to enter into it. Employee further understands that he can voluntarily waive this Consideration Period. Before signing this Agreement, Employee is advised to consult with an attorney. If Employee chooses to sign this Agreement before the end of the Consideration Period, he is doing so voluntarily and by doing so, is waiving the Consideration Period.

c)	In addition, Employee may revoke his signature within seven (7) days after signing this Agreement (such period, the “Revocation Period”). Any revocation of this Agreement must be in writing and received by the Company on or before the end of the Revocation Period.

4.	Expiration Period: This offer will expire at Noon (12:00 p.m. Central Daylight Time) on March 24, 2025, if not accepted by Executive by fully executing this Agreement and delivering the signed Agreement, in accordance with Section 19, to:

Norma L Garcia

General Counsel, Corporate Secretary

IBAT USA, Inc. and International Battery Metals Ltd.

6100 Tennyson Parkway, Suite 240

Plano, Texas

Email: [***]

To revoke this Agreement, Employee must deliver a written notice of revocation within the Revocation Period to Norma L Garcia at the address listed above. This Agreement will become effective on the eighth day after Employee signs this Agreement provided Employee has not timely revoked this Agreement.

5.	Confirmations: Employee confirms that Employee has returned to the Company any and all documents, materials and information related to the Company, or its subsidiaries, affiliates or businesses, and all other property of the Company, including without limitation, any Company laptop, cell phone or smart phone, other equipment and files in Employee’s possession, custody or control. Additionally, Employee confirms, as provided in Section 17 of the Employment Agreement, that the restrictive covenants set forth therein will continue in full force as per the time periods set forth in that section, and that the obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in the Employment Agreement and any obligations to provide notice under the Employment Agreement will survive in perpetuity.

6.	Non-Defamatory: Employee agrees that Employee will not publicly or privately criticize, defame or in any way communicate false negative statements or false opinions about the Released Parties. Employee acknowledges that defamatory or false statements can damage the Released Parties, and the Company can take appropriate civil legal action for damages.

Separation and General Release Agreement

7.	Intellectual Property Protection: Employee acknowledges and agrees that any inventions, discoveries, developments, or innovations, whether patentable or not, that are or were created, conceived, or reduced to practice during the course of Employee’s employment and that relate to the Company’s business, products, or services (collectively, “Intellectual Property”) are the exclusive property of the Company.

a. Non-Disclosure and Use. Employee agrees not to disclose, use, or exploit any Intellectual Property without prior written authorization from the Company. Unauthorized use or disclosure of Intellectual Property shall constitute a breach of this Agreement and trigger the liquidated damages and clawback provisions outlined below.

8.	Confidentiality: Employee agrees that the terms of this Agreement shall be maintained as confidential by Employee and anyone else acting by, through, under or in concert with Employee, and shall not be disclosed to any other third party (other than to Employee’s attorneys, financial advisors or spouse) except to the extent required by law.

9.	Liquidated Damages, Clawback Remedy, and Intellectual Property Protection: Employee agrees that compliance with the obligations set forth in Sections 5 through 8 of this Agreement is essential to protect the legitimate business interests of the Company. Employee acknowledges that a breach of these provisions would cause significant harm to the Company, the damages for which would be difficult to determine with certainty. Therefore, the Parties agree that in the event of a breach of these provisions:

a.	Forfeiture of Equity Awards. Any unvested stock options, restricted stock units (RSUs), or other equity-based awards granted to Employee shall be immediately forfeited. Additionally, any vested but unexercised stock options shall be canceled upon the Company’s determination of such breach.

b.	Clawback Remedy. If Employee has exercised any equity awards or received cash or stock proceeds related to such awards, the Company shall be entitled to seek repayment of the proceeds or gains realized, up to the full amount received by Employee, to the extent permitted by applicable law. Employee agrees to repay such amounts within 30 days of receiving written notice from the Company.

10.	Cooperation: Employee agrees to reasonably cooperate with the Company with respect to all matters arising during or related to Employee’s employment, including but not limited to cooperation in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen, or which may arise following the signing of this Agreement. Employee will be reimbursed for reasonable expenses incurred in providing such cooperation if Employee obtains the Company’s written authorization prior to incurring such expenses.

Separation and General Release Agreement

11.	Covenants. Employee specifically represents, warrants, and confirms that Employee: (a) has not filed any claims, complaints, or actions of any kind against the Company with any federal, state, or local court or government or administrative agency; (b) has not made any claims or allegations to the Company related to sexual harassment, sex discrimination, sexual abuse or age discrimination, and that none of the payments set forth in this Agreement are related to sexual harassment, sex discrimination, sexual abuse or age discrimination; (c) has been properly paid for all hours worked for the Company and; (d) has not engaged in any unlawful conduct relating to the business of the Company.

12.	Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Employee’s employment by or service to the Company or this Agreement shall be settled by final and binding arbitration in Dallas, Texas, before a single neutral arbitrator in accordance with the then-effective Employment Arbitration Rules (the “Rules”) of the Judicial Arbitration and Mediation Services (“JAMS”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. If the parties are unable to agree upon an arbitrator, one shall be appointed by the JAMS in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, that Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or his discretion, award reasonable attorneys’ fees and costs, including reasonable attorneys’ fees and costs incurred in enforcing any judgment, to the prevailing party; provided further, however, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS’ administrative fees, the fee of the arbitrator, and all other fees and costs, shall be shared equally by the parties. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Employee’s employment or service; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration.

13.	Entire Agreement: This Agreement merges and supersedes all prior and contemporaneous agreements, promises or representations, whether written or oral, express or implied, relating to the subject matter of this Agreement, with the exception that the trade secrets section, the non-competition and non-solicitation of employees and customers section of the Employment Agreement attached hereto as Exhibit A shall survive in accordance with this Agreement.

14.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Texas without giving effect to any conflicts-of-law or choice-of-law rules or principles that would result in the application of any other law.

15.	Severability: If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and replaced with a provision which is enforceable and comes closest to the intent of the parties underlying the unenforceable provision.

Separation and General Release Agreement

16.	Successors and Assigns: The Company may assign this Agreement without Employee’s consent, and in such event, this Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns, including corporations with which, or into which, the Company may be merged or which may succeed to its respective assets or business. Employee’s obligations are personal and may not be assigned.

17.	Third Party Beneficiaries: This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

18.	Waiver: The failure of either party hereto at any time to enforce any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

19.	Counterparts: The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by facsimile, email in portable document format (.pdf), DocuSign, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

20.	Voluntary Agreement: If the terms of this Agreement are acceptable to Employee, please sign and return it to the undersigned. At the time Employee signs and returns this Agreement, it will take effect as a legally binding agreement between Employee and the Company on the basis set forth herein. In signing this Agreement, Employee acknowledges that Employee: (a) has signed it knowingly, freely and voluntarily, with a full understanding of its terms; (b) assents to all or the Agreement’s terms and conditions, including without limitation the Release; and (c) is signing this Agreement, including the Release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH COUNSEL OF EMPLOYEE’S CHOICE AND BY EMPLOYEE’S SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE EITHER HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH COUNSEL OF EMPLOYEE’S CHOICE CONCERNING THIS AGREEMENT.

21.	Effective Date: The Effective Date of this Agreement is the eighth day after Employee signs this Agreement, provided Employee has not revoked this Agreement prior to the expiration of the Revocation Period.

////End of Agreement, only Signatures Follow///////

Separation and General Release Agreement

AGREED TO:

By:	/s/ Douglas Smith
	Douglas Smith (Employee)	Date:	March 3, 2025

IBAT USA, Inc.

By:	/s/ Iris Jancik
Name:	Iris Jancik
Title:	Chief Executive Officer

Exhibit A

EMPLOYMENT CONTRACT